Exhibit 99.1

FOR IMMEDIATE RELEASE
DATE: January 28, 2010

CONTACT:	Brian L. Vance
President and Chief Executive Officer
(360) 943-1500

HERITAGE FINANCIAL ANNOUNCES FOURTH QUARTER AND

FULL YEAR 2009 RESULTS

•	Strong capital position at December 31, 2009 with a tangible common equity to tangible assets ratio of 12.1% and a total capital to risk-weighted assets ratio of 20.7%

•	Solid coverage ratios at December 31, 2009 including an allowance for loan losses to total loans of 3.4% and an allowance for loan losses to nonperforming loans of 79.3%

•	Strong liquidity position at December 31, 2009 with over 10% of total assets in cash and cash equivalents

•	Non-maturity deposits (total deposits less certificate of deposit accounts) as of December 31, 2009 increased 12.2% from December 31, 2008

•	Average interest earning assets for the quarter ended December 31, 2009 increased 12.5% from the quarter ended December 31, 2008

•	Efficiency ratio improved to 61.3% for the year ended December 31, 2009 from 64.5% for the year ended December 31, 2008

Olympia, WA-HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company” or “Heritage”), today reported net income for the three months ended December 31, 2009 of $772,000 compared to a net loss of $194,000 for the quarter ended December 31, 2008. Including preferred stock dividends, the net income applicable to common shareholders for the quarter ended December 31, 2009 was $441,000, or $0.04 per diluted common share, compared with a net loss applicable to common shareholders of $337,000, or $0.05 per diluted common share for the quarter ended December 31, 2008. For the year ended December 31, 2009, the net loss, including preferred stock dividends, applicable to common shareholders was $739,000, or $0.10 per diluted common share compared to net income applicable to common shareholders of $6.2 million, or $0.93 per diluted common share for the year ended December 31, 2008. The decrease in earnings from the year ended December 31, 2008 was substantially attributable to the increased provision for loan losses.

Mr. Vance commented, “As we look back on 2009, together with 2008, we see perhaps the most volatile and difficult period with regard to the financial services industry we have experienced in the last 80 years. As I evaluate our performance this past year, I believe Heritage has fared quite well on a relative and comparative basis. I will hasten to add that I am not satisfied that we posted a net loss for the year. There is no question that the economic difficulties that are affecting all other banks and most of our customers have also affected us. However, when we look at critical performance metrics such as capital, problem loans, loan loss allowance levels, pre-tax, pre-provision profitability, core deposit growth, and balance sheet liquidity, our performance ranks near the top in all of these metrics as compared to our Pacific Northwest peers.”

“The Pacific Northwest has yet to see measurable or sustainable economic growth, and I believe will likely not in the near term,” Mr. Vance continued. “I do believe, however, that Heritage’s overall performance will continue to improve. To emphasize this point, even though we posted a loss for 2009, our trend lines of profitability measurement show an improving trend in each of the successive quarters of 2009. We are cautiously optimistic that we can continue these positive trend lines. And more importantly, I believe our overall balance sheet structure is well-positioned to take advantage of future growth opportunities.”

“In conclusion, I would like to highlight our successful capital raise in September 2009 and welcome our newest shareholders to the Heritage family. We were very pleased with the success of our offering and I feel a strong sense of responsibility to wisely and profitably employ that new capital in growing our franchise as we work through 2010 and beyond.”

The Company’s total assets increased $68.7 million to $1.01 billion at December 31, 2009 from $946.1 million at December 31, 2008. At December 31, 2009, total loans decreased $36.5 million to $772.2 million from $808.7 million at December 31, 2008. The decrease in loans during 2009 was primarily a result of construction loan repayments and charge-offs. At December 31, 2009, real estate construction loan balances accounted for only 12.4% of total loans and only 6.0% of total loans are within the single-family residential construction sector.

Deposits increased $15.6 million to $840.1 million at December 31, 2009 from $824.5 million at December 31, 2008. Since December 31, 2008, non-maturity deposits (total deposits less certificate of deposit accounts) increased $58.1 million, or 12.2%. As a result, the percentage of certificate of deposit accounts to total deposits decreased to 36.2% at December 31, 2009 from 42.0% at December 31, 2008.

A significant amount of the change in the mix of deposit accounts was a result of the Company reducing its public deposits. In order to comply with new public deposit collateral requirements and reduce the Company’s exposure to uninsured public deposits, management implemented additional measures to manage public deposits. These measures included allowing some public certificate of deposit accounts to run-off and converting others to insured deposit accounts. As a result, total public deposit balances decreased $63 million to $69 million at December 31, 2009 from $132 million at December 31, 2008. The Company’s uninsured public deposit accounts (which are fully collateralized) declined to $0.5 million at December 31, 2009 from $125 million at December 31, 2008.

At December 31, 2009, the Company’s stockholders’ equity to total assets was 15.6% compared to 12.0% at December 31, 2008. In addition, the Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at December 31, 2009 of 14.4%, 19.4% and 20.7%, respectively, as compared to 11.0%, 12.5% and 13.7% at December 31, 2008, respectively. The increase in capital was a result of the September 2009 sale of approximately 4.3 million shares of common stock in a public offering. The shares were sold at $11.50 per share and net proceeds from the offering were approximately $46.6 million. The net proceeds were utilized primarily to fund the increases in investment securities pending their allocation to specific uses.

Net interest income before provision for loan losses was $10.8 million for the quarter ended December 31, 2009 compared to $10.0 million for the quarter ended December 31, 2008, an increase of 7.2%. For the year ended December 31, 2009, net interest income before provision for loan losses was $41.7 million compared to $38.3 million for the year ended December 31, 2008, an increase of 8.7%. These increases were the result of growth in interest earning assets. Average interest earning assets increased 12.5% to $958.6 million for the quarter ended December 31, 2009 from $852.4 million for the quarter ended December 31, 2008. The net interest margin (net interest income divided by average interest earning assets) was 4.45% for the quarter ended December 31, 2009 compared to 4.67% for the quarter ended December 31, 2008.

The provision for loan losses in the fourth quarter of 2009 of $5.0 million increased $300,000 from $4.7 million in the third quarter of 2009 and increased $360,000 from $4.6 million in the prior year quarter ended December 31, 2008. The Company had net charge-offs in the fourth quarter of 2009 of $3.8 million compared to $3.3 million in the third quarter of 2009 and $1.8 million in the prior year quarter ended December 31, 2008. The net charge-offs in the fourth quarter of 2009 and throughout the year occurred primarily in the single-family residential construction sector. The allowance for loan losses as a percent of total loans increased to 3.39% at December 31, 2009 from 3.20% at September 30, 2009 and 1.91% at December 31, 2008. The increase in the allowance for loan losses was attributable to management’s continuing assessment of the increased risk in the loan portfolio as a result of the current economic environment, which has led to increases in potential problem loans and loan losses. Management continues to see weakness specifically within its residential construction portfolio, as well as some weakness in its commercial business loan portfolio. Management is committed to ongoing and careful review of all existing and new loans to seek to minimize loss exposure.

Nonperforming assets (nonperforming loans plus other real estate owned) at December 31, 2009 were $33.7 million, or 3.32% of total assets, a decrease from $35.8 million, or 3.52% of total assets at September 30, 2009 and an increase from $5.4 million, or 0.57% of total assets, at December 31, 2008. Slower sales and excess inventory in the housing market has been the primary cause of the increase in nonperforming assets. Residential construction and land development loans represented 76.7% of our nonperforming loans at December 31, 2009. At December 31, 2009, the Company’s

coverage of allowance for loan losses to nonperforming loans was 79.3%. Management expects the provision for loan losses to continue at elevated levels until there is measurable improvement in its local economic markets.

Non-interest income was $2.3 million for the three months ended December 31, 2009 compared to $2.1 million for the three months ended December 31, 2008. The increase was primarily due to increased SBA loan sales. Non-interest income decreased slightly to $8.7 million for the year ended December 31, 2009 from $8.8 million for the same period in 2008.

Non-interest expense was $7.4 million for the quarter ended December 31, 2009 compared to $7.9 million for the quarter ended December 31, 2008. For the year ended December 31, 2009, non-interest expense was $30.9 million compared to $30.4 million for the year ended December 31, 2008. The variances in non-interest expenses were primarily the result of the following:

•	For the three months and year ended December 31, 2009, Federal deposit insurance expenses increased $211,000 and $1.2 million, respectively, from the same periods in the prior year.

•

For the three months ended December 31, 2009, impairment loss on securities was $236,000 compared to $668,000 for the three months ended December 31, 2008. For the year ended December 31, 2009, impairment loss on securities was $500,000 compared to $1.9 million for the year ended December 31, 2008.

•	For the three months and year ended December 31, 2009, salaries and employee benefits decreased $571,000 and $430,000, respectively, from the same periods in the prior year.

•	An assessment attributable to uncollateralized public deposits of a failed bank of $184,000 during the year ended December 31, 2009 (included in other expense).

•

For the year ended December 31, 2009, marketing expense increased $288,000 from the same period in the prior year. A significant amount of this increase was the result of the costs associated with a checking account acquisition program.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on January 28, 2010, at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1074 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay ending February 11, 2010, by dialing (800) 475-6701 — access code 140793.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, south King and Mason Counties in the south Puget Sound region of Washington through its fourteen full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP). These measures include average tangible common equity, tangible book value per share and tangible common equity to tangible assets. Tangible common equity (tangible book value) excludes preferred stock, goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that it provides useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable capital information using GAAP financial measures. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

(in thousands)	December 31, 2009	September 30, 2009	December 31, 2008
Stockholders’ equity	$158,498	$158,557	$113,147
Less: goodwill and other intangible assets	13,358	13,377	13,436

Tangible equity	145,140	145,180	99,711
Less: preferred stock	23,487	23,456	23,367

Tangible common equity	$121,653	$121,724	$76,344

Total assets	$1,014,859	$1,017,956	$946,145
Less: goodwill and other intangible assets	13,358	13,377	13,436

Tangible assets	$1,001,501	$1,004,579	$932,709

Forward-Looking Statements

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and of our bank subsidiaries by the Federal Deposit Insurance Corporation (the “FDIC”), the Washington State Department of Financial Institutions, Division of Banks (the “Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; future legislative changes in the TARP Capital Purchase Program; and other risks detailed from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2009 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	December 31, 2009	September 30, 2009	December 31, 2008
Assets
Cash on hand and in banks	$20,106	$17,222	$31,478
Interest earning deposits	87,125	121,850	29,156
Investment securities available for sale	90,736	60,416	31,922
Investment securities held to maturity	13,636	9,785	12,081
Loans held for sale	825	—	304
Loans receivable	772,247	783,175	808,726
Less: Allowance for loan losses	(26,164)	(25,052)	(15,423)

Loans receivable, net	746,083	758,123	793,303
Other real estate owned	704	151	2,031
Premises and equipment, net	16,394	16,339	15,721
Federal Home Loan Bank stock	3,566	3,566	3,566
Accrued interest receivable	4,018	4,206	4,168
Prepaid expenses and other assets	18,308	12,921	8,979
Goodwill and other intangible assets	13,358	13,377	13,436

Total assets	$1,014,859	$1,017,956	$946,145

Liabilities and Stockholders’ Equity
Deposits	$840,128	$845,147	$824,480
Securities sold under agreement to repurchase	10,440	9,404	—
Accrued expenses and other liabilities	5,793	4,848	8,518

Total liabilities	856,361	859,399	832,998

Preferred stock	23,487	23,456	23,367
Common stock	73,534	73,546	26,546
Unearned compensation	(270)	(292)	(358)
Retained earnings	61,980	61,539	63,240
Accumulated other comprehensive income (loss), net	(233)	308	352

Total stockholders’ equity	158,498	158,557	113,147

Total liabilities and stockholders’ equity	$1,014,859	$1,017,956	$946,145

Common stock, shares outstanding	11,057,972	11,055,658	6,699,550

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF INCOME (LOSS)

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Year Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Interest income:
Interest and fees on loans	$12,452	$12,583	$13,553	$50,567	$54,919
Taxable interest on investment securities	692	598	455	2,295	1,649
Nontaxable interest on investment securities	68	63	52	244	197
Interest on federal funds sold and interest earning deposits	75	60	18	235	152
Dividends on Federal Home Loan Bank stock	—	—	—	—	31

Total interest income	13,287	13,304	14,078	53,341	56,948

Interest expense:
Deposits	2,514	2,753	4,021	11,598	18,321
Borrowed funds	19	22	23	47	285

Total interest expense	2,533	2,775	4,044	11,645	18,606

Net interest income	10,754	10,529	10,034	41,696	38,342
Provision for loan losses	4,950	4,650	4,590	19,390	7,420

Net interest income after provision for loan losses	5,804	5,879	5,444	22,306	30,922

Non-interest income:
Gain on sales of loans	178	42	52	422	435
Brokered mortgage income	36	28	19	156	212
Service charges on deposits	1,086	1,086	1,023	4,191	4,095
Rental income	36	37	45	144	285
Merchant Visa income	754	802	754	3,008	3,039
Other income	163	110	161	746	758

Total non-interest income	2,253	2,105	2,054	8,667	8,824

Non-interest expense:
Salaries & employee benefits	3,074	3,658	3,645	14,259	14,689
Occupancy and equipment	988	952	960	3,928	3,855
Data processing	412	433	406	1,681	1,575
Marketing	247	283	268	990	702
Merchant Visa	631	671	620	2,500	2,466
Professional services	269	230	218	823	710
State and local taxes	272	240	220	967	930
Impairment loss on securities	236	29	668	500	1,927
Federal deposit insurance	350	369	139	1,616	426
Other expense	898	747	761	3,631	3,139

Total non-interest expense	7,377	7,612	7,905	30,895	30,419

Income (loss) before federal income taxes	680	372	(407)	78	9,327
Federal income tax expense (benefit)	(92)	60	(213)	(503)	2,976

Net income (loss)	$772	$312	$(194)	$581	$6,351

Dividends accrued and discount accreted on preferred shares	$331	$330	$143	$1,320	$143

Net income (loss) applicable to common shareholders	$441	$(18)	$(337)	$(739)	$6,208

Basic earnings/(loss) per common share	$0.04	$(0.00)	$(0.05)	$(0.10)	$0.93
Diluted earnings/(loss) per common share	$0.04	$(0.00)	$(0.05)	$(0.10)	$0.93

Average number of common shares outstanding	10,989,598	7,070,697	6,606,565	7,831,614	6,598,647
Average number of diluted common shares outstanding	11,016,089	7,070,697	6,606,565	7,831,614	6,647,420

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Year Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Performance Ratios:
Net interest margin	4.45%	4.58%	4.67%	4.57%	4.59%
Efficiency ratio	56.72%	60.25%	65.40%	61.34%	64.49%
Return on average assets	0.30%	0.13%	(0.08)%	0.06%	0.71%
Return on average common equity	1.28%	(0.08)%	(1.48)%	(0.72)%	6.98%

Average Balances:
Average assets	$1,022,564	$975,500	$914,322	$978,199	$893,574
Average earning assets	958,606	912,010	852,416	911,920	834,762
Average total loans	778,638	785,596	812,778	787,527	795,752
Average deposits	845,606	841,569	802,449	840,204	787,758
Average equity	160,478	117,635	101,068	126,467	91,594
Average common equity	137,020	94,208	90,374	103,055	88,906
Average tangible common equity	123,651	80,819	87,621	89,656	75,429

	As of Period End
	December 31, 2009	September 30, 2009	December 31, 2008
Financial Measures:
Book value per common share	$12.21	$12.23	$13.40
Tangible book value per common share	$11.00	$11.02	$11.40
Stockholders’ equity to total assets	15.62%	15.58%	11.96%
Tangible common equity to tangible assets	12.15%	12.12%	8.19%
Tier 1 leverage capital to average assets	14.40%	15.12%	11.03%
Tier 1 capital to risk-weighted assets	19.41%	18.94%	12.52%
Total capital to risk-weighted assets	20.69%	20.22%	13.73%
Loans to deposits ratio	88.90%	89.70%	96.26%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Year Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Allowance for Loan Losses:
Allowance balance, beginning of period	$25,052	$23,707	$12,628	$15,423	$10,374
Provision for loan losses	4,950	4,650	4,590	19,390	7,420
Net charge-offs:
Commercial	69	1,137	10	2,667	143
Real estate mortgages	189	—	—	188	280
Real estate construction	3,564	2,157	1,743	5,724	1,818
Consumer	16	11	42	70	130

Total net charge-offs	3,838	3,305	1,795	8,649	2,371

Allowance balance, end of period	$26,164	$25,052	$15,423	$26,164	$15,423

	As of Period End
	December 31, 2009	September 30, 2009	December 31, 2008
Nonperforming Assets:
Nonaccrual loans by type:
Commercial	$7,266	$4,362	$1,176
Real estate mortgages	—	676	—
Real estate construction	25,288	30,644	2,221
Consumer	—	—	—

Total nonaccrual loans	32,554	35,682	3,397
Restructured loans	425	—	—

Total nonperforming loans	32,979	35,682	3.397
Other real estate owned	704	151	2,031

Nonperforming assets	33,683	$35,833	5,428

Accruing loans past due 90 days or more	$277	$710	$664
Potential problem loans(1)	45,848	37,346	43,061
Allowance for loan losses to:
Total loans	3.39%	3.20%	1.91%
Nonperforming loans	79.34%	70.21%	454.02%
Nonperforming loans to total loans	4.27%	4.56%	0.42%
Nonperforming assets to total assets	3.32%	3.52%	0.57%

(1)	Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes concern as to their ability to comply with their loan repayment terms.

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three months ended December 31, 2009			Three months ended December 31, 2008
	Average Balance	Interest Earned/ Paid	Average Rate	Average Balance	Interest Earned/ Paid	Average Rate

Interest Earning Assets:
Loans, net	$753,460	$12,452	6.56%	$799,312	$13,553	6.73%
Investments:
Taxable	79,893	692	3.43%	35,205	455	5.13%
Nontaxable	8,896	68	3.05%	5,899	52	3.48%
Interest earning deposits	112,791	75	0.27%	8,461	18	0.84%
Federal Home Loan Bank stock	3,566	—	—	3,539	—	—

Total interest earning assets	958,606	13,287	5.50%	852,416	14,078	6.55%
Non-interest earning assets	63,958			61,906

Total assets	$1,022,564			$914,322

Interest Bearing Liabilities:
Certificates of deposit	$317,332	1,777	2.22%	$335,435	2,597	3.07%
Savings accounts	79,390	150	0.75%	101,915	423	1.65%
Interest bearing demand and money market accounts	320,598	587	0.73%	253,450	1,001	1.57%

Total interest bearing deposits	717,320	2,514	1.39%	690,800	4,021	2.31%
FHLB advances and other borrowings	—	—	0.00%	4,890	23	1.89%
Securities sold under agreement to repurchase	9,990	19	0.75%	—	—	—

Total interest bearing liabilities	727,310	2,533	1.38%	695,690	4,044	2.31%
Non-interest bearing deposits	128,286			111,649
Other non-interest bearing liabilities	6,490			5,915
Stockholders’ equity	160,478			101,068

Total liabilities & stockholders’ equity	$1,022,564			$914,322

Net interest income		$10,754			$10,034

Net interest spread			4.12%			4.25%
Net interest margin			4.45%			4.67%
Average interest earning assets to average interest bearing liabilities			131.80%			122.53%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	December 31, 2009		September 30, 2009		December 31, 2008
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Commercial	$408,622	52.8%	$443,553	56.6%	$443,821	54.9%
Real estate mortgages:
One to four family residential	54,448	7.0%	57,686	6.9%	57,535	7.1%
Five or more family residential and commercial real estate	194,613	25.2%	158,670	20.2%	157,542	19.5%

Total real estate mortgages	249,061	32.2%	212,356	27.1%	215,077	26.6%
Real estate construction:
One to four family residential	46,060	6.0%	54,863	7.0%	71,159	8.8%
Five or more family residential and commercial real estate	49,665	6.4%	52,057	6.7%	59,572	7.3%

Total real estate construction	95,725	12.4%	106,920	13.7%	130,731	16.1%
Consumer	21,261	2.8%	21,973	2.8%	21,255	2.6%

Gross loans	774,669	100.2%	784,802	100.2%	810,844	100.2%

Deferred loan fees	(1,597)	(0.2)%	(1,627)	(0.2)%	(1,854)	(0.2)%

Total loans	$773,072	100.0%	$783,175	100.0%	$809,030	100.0%

Deposit Composition
Non-interest demand deposits	$133,169	15.8%	$122,062	14.4%	$115,551	14.0%
NOW accounts	211,509	25.2%	206,361	24.4%	122,104	14.8%
Money market accounts	113,332	13.5%	117,286	13.9%	141,716	17.2%
Savings accounts	78,205	9.3%	78,672	9.3%	98,715	12.0%

Total non-maturity deposits	536,215	63.8%	524,381	62.0%	478,086	58.0%
Certificate of deposit accounts	303,913	36.2%	320,766	38.0%	346,394	42.0%

Total deposits	$840,128	100.0%	$845,147	100.0%	$824,480	100.0%